Exhibit 10.56.2

AMENDMENT TO THE

CASH BALANCE RETIREMENT PLAN FOR EMPLOYEES OF

ASSOCIATED GROCERS, INC.

The President of Associated Grocers, Inc. (the “Company”), pursuant to his authority to adopt amendments under Section 12.1 of the Cash Balance Retirement Plan for Employees of Associated Grocers, Inc. (the “Plan”), hereby amends the Plan, effective June 1, 2007, to 1) eliminate ongoing Pay Credit and service credit for certain purposes under the Plan for periods of Disability, and 2) to limit exceptions to the definitions of “Severance From Service Date” and “Terminated” to service governed by the Uniformed Services Employment and Reemployment Rights Act of 1994 (USERRA).

1. Section 6.2 is amended to read as follows:

There are no disability benefits payable under the Plan. Periods of Disability during which a Participant is entitled to receive disability benefits under a group long term disability plan to which the Employer contributes on his or her behalf, shall be included for purposes of determining Periods of Service and Credited Service only to the extent the period of Disability would otherwise be credited as service under the Plan pursuant to Labor Reg. §2530.200b-9. Periods of Disability shall be similarly treated for purposes of determining Credited Service under the Plan as in effect prior to 2001 (the plan formula in effect on December 31, 2000), notwithstanding Section 6.3 of the plan attached as Exhibit A. A Participant shall receive Interest Credit for a period of Disability, only to the extent any other Participant is entitled to the credit under the Plan. A Participant’s Earnings shall cease on the date he or she becomes Disabled and the Pay Credit under Section 4.1(b) shall be computed based on Earnings up to any periods of Disability.

The Employer may require a Disabled Participant to submit to a medical examination at any reasonable time.

2. Section 1.33 is amended to read as follows:

1.33 Severance From Service Date

“Severance From Service Date” means the earlier of the date on which an Employee quits, retires, is discharged or dies, or the first anniversary of absence from work for any other reason; provided however, that a Participant shall not be deemed to have severed from Service during any Period of Service in any branch of the United States Armed Forces if he or she has a right to guaranteed re-employment with the Employer under Section 9 of the Military Selective Act, 38 U.S.C. 2021, and he or she returns to the Employer’s employment within the time specified in 38 U.S.C. 2021 or sixty (60) days thereafter.

3. Section 1.36 is amended to read as follows:

1.36 Terminated

“Terminated” and other terms derived from “Terminate” as the context requires, such as “Termination,” mean no longer in Service or employed as an Employee with the Employer for reasons of quit, retirement, discharge or death. An Employee shall also be deemed Terminated on the first anniversary of the initial date of absence for any other reason, provided such absence lasted at least twelve months; provided, however, that a Participant shall not be deemed to have Terminated during any Period of Service in any branch of the United States Armed Forces if he or she has a right to guaranteed re-employment with the Employer under Section 9 of the Military Selective Act, 38 U.S.C. 2021, and he or she returns to the Employer’s employment within the time specified in 38 U.S.C. 2021 or sixty days thereafter.

4. Section 7.1 is amended by revising the last paragraph to read as follows:

In addition, each Participant shall have a one hundred percent (100%) nonforfeitable right to his or her Accrued Benefit on the first day of the month preceding his or her Normal Retirement Date, provided he or she is an Employee on such date. A participant shall also have a one hundred percent (100%) nonforfeitable right to his or her Accrued Benefit upon death provided that he or she is an Employee on such date, or upon becoming Disabled as of the Participant’s Severance from Service Date. An Employee who Terminates with zero percent (0%) vested shall be deemed “nonvested.”

EXECUTED this 23rd day of April, 2007.

ASSOCIATED GROCERS, INC.

By	/s/ John S. Runyan
Its President